SUBSCRIPTION AGREEMENT

Acorn Energy, Inc.
4 West Rockland
Montchanin, Delaware 19710

Gentlemen:

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

1.           This Subscription Agreement, including the Terms and Conditions for Purchase of Shares attached hereto as Annex I (collectively, this “Agreement”) is made as of the date set forth below between Acorn Energy, Inc., a Delaware corporation (the “Company”), and the Investor.

2.           The Company has authorized the sale and issuance to the Investor of up to an aggregate of 2,231,818 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), for a purchase price of $5.50 per share (the “Purchase Price”).

3.           The offering and sale of the Shares (the “Offering”) are being made pursuant to (1) an effective Registration Statement on Form S-3 (including the form of Prospectus dated September 16, 2009 contained therein (the “Base Prospectus”), the “Registration Statement”)) filed by the Company with the Securities and Exchange Commission (the “Commission”), (2) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”)), that have been or will be filed with the Commission and delivered to the Investor on or prior to the date hereof, and (3) a Prospectus Supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Shares and terms of the Offering that have been or will be filed with the Commission and has been or will be delivered to the Investor (or made available to the Investor by the filing by the Company of an electronic version thereof with the Commission on or prior to the time the Investor has executed this Agreement, other than the Prospectus Supplement which shall be filed with the Commission no later than two (2) days subsequent to the execution of this Agreement).  The Base Prospectus and any free writing prospectus delivered to the Investor on or prior to the date hereof are collectively referred to herein as the “Disclosure Materials.”

4.           The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Shares set forth below for the aggregate Purchase Price set forth below. The Shares shall be purchased pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by the placement agent named in the Placement Agent Agreement referred to in Annex I hereto (the “Placement Agent”) and that there is no minimum offering amount.

5.           The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) it is not a NASD member or an Associated Person (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of Investors (as identified in a public filing made with the Commission) of which the Investor is a part in connection with the Offering of the Shares, has acquired, or has obtained the right to acquire, 20% or more of the Common Stock (or securities convertible into or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

________________________________________________________________________
(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

6.           The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the Disclosure Package prior to or in connection with the receipt of this Agreement. The Investor acknowledges that, prior to the delivery of this Agreement to the Company, the Investor may receive certain additional information regarding the Offering, (the “Offering Information”). Such Offering Information may be provided to the Investor by any means permitted under the Act, including oral communications.

7.           No offer by the Investor to buy Shares will be accepted and no part of the Purchase Price will be delivered to the Company until the Investor has received the Offering Information and the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company sending (orally, in writing or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until the Investor has been delivered the Offering Information and this Agreement is accepted and countersigned by or on behalf of the Company.

[Remainder of the page intentionally left blank.]

Number of Shares:

Purchase Price Per Share: $5.50

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: March 8, 2010

INVESTOR

By:

Print Name:

Title:

Address:

Copies of notices etc. pursuant to Section 6 of the
Terms and Conditions For Purchase of Shares:

Agreed and Accepted
as of March 8, 2010:

ACORN ENERGY, INC.

By:
Name:
Title:

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1.           Authorization and Sale of the Shares.  Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Shares.

2.           Agreement to Sell and Purchase the Shares; Placement Agent.

2.1           At the Closing (as defined in Section 3.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Shares set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of Shares are attached as Annex I (the “Signature Page”) for the aggregate Purchase Price therefor set forth on the Signature Page.

2.2           The Company may enter into agreements similar to this Agreement with other investors (the “Other Investors”) and expects to complete sales of the Shares to them. (The Investor and the Other Investors are hereinafter referred to as the “Investors” and this Agreement and the agreements executed by the Other Investors are hereinafter collectively referred to as the “Agreements”). The Company may accept or reject any one or more Agreements in its sole discretion.

2.3           The Company has entered into a Placement Agency Agreement, dated March 8, 2010 (the “Placement Agreement”), with Merriman Curhan & Ford Co. (the “Placement Agent”) that contains certain representations, warranties, covenants and agreements of the Company that may be relied upon by the Investor, which shall be a third party beneficiary thereof. Investor acknowledges that the Company has agreed to pay the Placement Agent a fee (the “Placement Fee”) in respect of the sale of Shares to certain Investors. The Company further confirms that neither it nor any other Person acting on its behalf has provided the Investor or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

3.           Closings and Delivery of the Shares and Funds.

3.1           Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur at a place and time (the “Closing Date”) and in the manner specified by the Company and the Placement Agent as provided in the Placement Agreement, and of which the Investor will be notified in advance by the Placement Agent, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.2           Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Shares to the Investor shall be subject to: (i) the receipt by the Company of the Purchase Price for the Shares being purchased hereunder as set forth on the Signature Page, (ii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date and (iii) the receipt by the Company of a completed Investor Questionnaire in the form of Exhibit A attached hereto.

3.3           Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Shares will be subject to the condition that the Placement Agent shall not have: (a) terminated the Placement Agreement pursuant to the terms thereof or (b) determined that the conditions to the closing in the Placement Agreement have not been satisfied.

3.4           Delivery of Funds.  No later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the Units being purchased by the Investor to the following account designated by the Company:

Citibank N.A.
ABA# 021000089
A/C# 30604518
Account Name:  Citigroup Capital Markets Inc.
111 Wall Street, New York, NY 10005

For further credit to:
232-3586C-10-444
Account Name:  Acorn Energy, Inc.

3.5           Delivery of Shares.  No later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts identified in Exhibit A to Annex I to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instruction directing the Transfer Agent to credit such account or accounts with the Shares.  Such DWAC instruction shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agent.  Upon the closing of the Offering, the Company shall direct the Transfer Agent to credit the Investor’s account or accounts identified in Exhibit A to Annex I with the Shares.

4.           Representations, Warranties and Covenants of the Investor.

The Investor acknowledges, represents and warrants to, and agrees with, the Company and the Placement Agent that:

4.1           The Investor (a) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, (b) has answered all questions on the Signature Page and the Investor Questionnaire and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date and (c) in connection with its decision to purchase the number of Shares set forth on the Signature Page, has received and is relying only upon the Disclosure Package and the documents incorporated by reference therein, and the Offering Information. Other than the issuance of the Shares as described in Section 1 of this Agreement, the Investor acknowledges that it has not received from the Company any information that the Company has advised the Investor that it deems to be material or non-public concerning the Company.

4.2           (a) No action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agent that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required, (b) if the Investor is outside the United States, it will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense and (c) the Placement Agent is not authorized to make and has not made any representation, disclosure or use of any information in connection with the issue, placement, purchase and sale of the Shares, except as set forth or incorporated by reference in the Base Prospectus or the Prospectus Supplement.

4.3           (a) The Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as to the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

4.4           The Investor understands that nothing in this Agreement, the Disclosure Materials, the Offering Information, the Prospectus Supplement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

4.5           Since the date on which the Placement Agent first contacted the Investor about the Offering, the Investor has kept the Offering confidential and has not engaged in any purchases or sales of the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities). The Investor covenants that it will keep the Offering confidential and not engage in any purchases or sales of the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. The Investor is aware of, and will adhere to, the position of the Commission set forth in Item A.65 of the Commission’s Telephone Interpretations Manual. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

5.           Survival of Representations, Warranties and Agreements; Third Party Beneficiary. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor. The Placement Agent shall be an express third party beneficiary with respect to the representations, warranties and agreements of the Investor in Section 4 hereof.

6.           Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electronic confirmation of receipt and will be delivered and addressed as follows:

if to the Company, to :

Acorn Energy, Inc.
4 West Rockland
Montchanin, Delaware 19710
Attention: John A. Moore
Facsimile: (302) 656-1703

with copies (for information purposes only) to :

Eilenberg & Krause LLP
11 East 44th Street, 19th Floor
New York, New York 10017
Attention: Sheldon Krause, Esq.
Facsimile: (212) 986-2399

If to the Investor :

At its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing, with copies (for informational purposes only) to the person(s) identified on the Signature Page hereto.

7.           Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

8.           Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

9.           Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

10.           Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

11.           Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

12.           Confirmation of Sale. The Investor acknowledges and agrees that the Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of Shares to the Investor.

13.           Press Release. The Company and the Investor agree that the Company shall issue a press release announcing the material terms of the Offering prior to the opening of the financial markets in New York City on the day after the date hereof. From and after the issuance of the press release referred to above, the Investor shall not be in possession of any material, nonpublic information received from the Company, its Subsidiary or any of their respective officers, directors, employees or agents, that is not disclosed in the press release. The Company shall not, and shall cause its Subsidiary and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, non public information regarding the Company or its Subsidiary from and after the issuance of the press release without the express written consent of the Investor.

14.           Termination. In the event that the Placement Agreement is terminated by the Placement Agent pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.

EXHIBIT A

ACORN ENERGY, INC. INVESTOR QUESTIONNAIRE

Pursuant to Section 3 of Annex I to the Agreement, please provide us with the following information:

1.	The exact name that your Shares are to be registered in. You may use a nominee name if appropriate:

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:

3.	The mailing address of the registered holder listed in response to item 1 above:

4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained):

6.	DTC Participant Number:

7.	Name of Account at DTC Participant being credited with the Shares:

8.	Account Number at DTC Participant being credited with the Shares: